Exhibit 4(b)


            FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT


     AMENDMENT, effective as of October 5, 2001, to the Amended and Restated Rights Agreement, dated as of April 27, 1999 (the "Rights Agreement"), between Matria Healthcare, Inc., a Delaware corporation (the "Company"), and SunTrust Bank, Atlanta, a Georgia banking corporation, as Rights Agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein); and

     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement; and

     WHEREAS, the Board of Directors of the Company has approved this Amendment by unanimous written consent;

     NOW THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

     1. Section 29 is amended by deleting said section in its entirety and substituting in lieu thereof the following:

                           Section 29. Determinations and Actions by the Board
                  of Directors, etc. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act. The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). All such actions, calculations, interpretations and determinations which are done or made by the Board in good faith, shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties.

     2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

     3. The foregoing Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 5th day of October, 2001.



                         MATRIA HEALTHCARE, INC.


                         By:  /s/ George W. Dunaway
                         -----------------------------------------------------
                         Name:  George W. Dunaway
                         Title: VP Finance, Chief Financial Officer



                         SUNTRUST BANK, ATLANTA


                         By: /s/ Letita A. Bradford
                         -----------------------------------------------------
                         Name:  Letitia A. Bradford
                         Title: Vice President